Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Participation Buffer Notes Due March 2010
(Linked to the S&P® 500 Index)

Final Term Sheet

Principal Amount:	$7,451,000

Pricing Date:	March 14, 2008

Issue Date:	March 28, 2008

Maturity Date:	March 29, 2010, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day

Determination Date:	March 15, 2010, subject to the effect of market disruption events

Initial Issue Price:	100% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	99.75% of Principal Amount

Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash expressed as a percentage of Principal Amount as follows:

• If the Final Index Level is greater than the Initial Index Level, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% plus the lesser of:
(a) the Maximum Return; and
(b) the Index Return multiplied by the Participation Level.

•                       If the Final Index Level is (i) equal to the Initial Index Level or (ii) less than the Initial Index Level but greater than or equal to the Buffer Level, the Redemption Amount will be 100% of the principal amount of your note.

•                       If the Final Index Level is less than the Buffer Level, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% multiplied by the result of the Final Index Level divided by the Buffer Level. In this case, the amount you will receive will be less (and in certain instances could be significantly less or even zero) than the principal amount of your note.

Index Return:	The Final Index Level minus the Initial Index Level, divided by the Initial Index Level, expressed as a percentage.

Participation Level:	3.0

Initial Index Level:	1,313.90

Final Index Level:	The closing level of the Index on the Determination Date

Index Cap:	1,429.52 (108.8% of the Initial Index Level)

Buffer Level:	1,182.51 (90% of the Initial Index Level)

Maximum Return:	26.4% (the product of (the Index Cap, expressed as a percentage of the Initial Index Level, –100%) and the Participation Level)

CUSIP:	002546398

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.